Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

May 20, 2019

Board of Directors

Evans Bancorp, Inc.

One Grimsby Drive

Hamburg, New York 14075

Re:Evans Bancorp, Inc. – Registration Statement on Form S-8

Amended and Restated 2019 Long-Term Equity Incentive Plan

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of 427,386 shares of common stock, $0.50 par value per share (the “Shares”), of Evans Bancorp, Inc. (the “Company”) to be issued pursuant to the Evans Bancorp, Inc. Amended and Restated 2019 Long-Term Equity Incentive Plan (the “LTIP”).

In rendering the opinion expressed herein, we have reviewed the Certificate of Incorporation of the Company, the LTIP, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as resolutions of the board of directors of the Company and applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the LTIP, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC